Exhibit 99.3

CONTACT:	Investors	Media
	EVC GROUP	EVC GROUP
	Douglas Sherk, 415-896-6820	Sheryl Seapy, 415-272-3323
Jennifer Beugelmans, 415-896-6820

Don M. Bailey Named Chairman of the Board of STAAR Surgical;
Company Announces Senior Leadership Transition

—John Bily Resigns as Chief Financial Officer;

— Deborah Andrews Named Vice President and Interim CFO

— Charles S. Kaufman Named to Newly Created Position of General Counsel

         MONROVIA, Calif., April 28 /PRNewswire-FirstCall/ — STAAR Surgical Company (Nasdaq: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced that Don M. Bailey, 59, has been appointed an independent member of the board of directors and will succeed David Bailey, 48, (no relation to Don Bailey) as Chairman of the board of directors. David Bailey will remain President and Chief Executive Officer of the Company as well as a member of the board of directors. The addition of Don Bailey expands the STAAR board to six directors and strengthens the Board of Directors’ commitment to corporate governance and alignment with the interests of shareholders.

The Company also announced today a transition in its senior leadership team. John Bily, 58, has resigned as chief financial officer to pursue other business interests and he will be replaced on an interim basis by Deborah Andrews, 48, who most recently was the Company’s Global Controller. In this transition, Deborah has been named Vice President, Principal Accounting Officer. A search for a new chief financial officer has been initiated. In addition, Charles S. Kaufman, 50, a member of the Corporate Practice Group of the law firm Sheppard Mullin Richter & Hampton LLP, has joined STAAR as the company’s first General Counsel. “I am delighted that Don Bailey has agreed to join our Board,” said David Bailey. “He brings to our Company a vast amount of public company and government related business operating experience as well as a strong reputation for creating shareholder value. Don will provide our other board members with a unique, independent perspective as well as play a major role in the evaluation of the various strategies we are currently studying to enhance shareholder value. In addition, to keep STAAR at the forefront of corporate governance trends, we have taken the opportunity of Don joining our board to fully separate the chairman of the board and chief executive officer positions and Don will be assuming my responsibilities as chairman of the board. The entire Board looks forward to his contributions,” added Mr. Bailey.

Don Bailey is currently non-executive Chairman of the Board of COMARCO, Inc. (Nasdaq: CMRO), as well as an independent investor in and adviser to various start-up and existing businesses. He joined COMARCO in 1980 and became CEO in 1990. In 1998, he was elected chairman of the board and assumed the non-executive chairman role in 2000. During his ten-year tenure as CEO of COMARCO, Mr. Bailey developed significant skills in strategy development and execution, change management, business building, acquisitions and divestitures, balance sheet management, and oversaw significant gains in shareholder value.

“STAAR Surgical has tremendous potential for shareholder value creation,” said Don Bailey. “I’ve followed the Company for a period of time as an independent shareholder and look forward to working with David and the other members of the board to maximize STAAR’s opportunities for success,” he added. “I would also like to acknowledge the contributions and commitment of John Bily during his tenure with STAAR,” continued David Bailey. “Our entire organization wishes him the very best and appreciates Deborah’s willingness to serve as chief financial officer on an interim basis while we conduct an extensive and thorough search. At the same time, we welcome Charles Kaufman as a new member of our senior management team. Charles has worked with STAAR during the past two years as part of our outside legal counsel team, so he knows our issues and needs. We will be consolidating our corporate governance, compliance, and legal activities under Charles’ leadership and expect that as a result, our overall use of outside consultants will decline, resulting in a decline in cost of operations in these areas. Charles brings an added benefit to our team of having extensive experience with Japan, as well as being proficient in the language, which should benefit our efforts to build our Canon STAAR joint venture,” said Mr. Bailey.

About STAAR Surgical

STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the revolutionary VISIAN ICL(TM) as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL has received CE Marking, is approved for sale in 37 countries and has been implanted in more than 35,000 eyes worldwide. It is currently under review by the FDA for use in the United States. Safe Harbor All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of shareholder value creation, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the results of our response to FDA observations, our limited capital resources, the success of our efforts in realigning our management team, our ability to energize sales of our cataract products, ability to maintain product sales and gross profit margin and reduce compliance expenditures, the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, our ability to compete with much larger ophthalmic companies, general domestic and international economic conditions, access to financing and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company’s reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.